Exhibit 99.1
Erie Indemnity Reports Second Quarter 2006 Results

Erie, Pa., August 2, 2006 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the second quarter 2006:

•	Net income decreased by 26.1 percent to $56.3 million, from $76.2 million at June 30, 2005.

•	Net income per share decreased by 21.8 percent to $0.86 per share, compared to $1.10 per share in the comparable quarter for 2005.

•	Net revenue from investment operations decreased 37.7 percent to $29.5 million in the second quarter of 2006, compared to $47.3 million in the second quarter of 2005.

•	Net income, excluding net realized gains or losses on investments and related federal income taxes, decreased by 19.3 percent to $56.7 million, or $0.87 per share, from $70.2 million, or $1.01 per share, for the same period one year ago.

•	Management fee revenue decreased 1.3 percent to $251.1 million, from $254.4 million for the same period one year ago.

•	The adjusted statutory combined ratio for the Property and Casualty Group increased to 92.3 for the second quarter of 2006, compared to 82.6 in the same period in 2005. The second quarter 2006 included higher catastrophe losses relative to the second quarter 2005.

•	The policy retention ratio increased to 89.0 percent at June 30, 2006, compared to 88.3 percent one year ago.

•	The GAAP combined ratio for the Company was 99.4 in the second quarter 2006 compared to 90.9 for the same period in 2005.

“We are achieving positive unit growth in most lines of business and our retention ratio continues to climb back to historical levels,” said Jeffrey A. Ludrof, president and chief executive officer. “These positive indicators combined with our sound underwriting results and cost management efforts are encouraging. The strong financial position of our Company allows us to compete during this soft market where we’re seeing downward pressure in premium.”

Details of Second Quarter 2006 Results

Management operations
Management fee revenue totaled $251.1 million for the quarter ended June 30, 2006, compared to $254.4 million for the same period one year ago. Direct written premiums of the Property and Casualty Group, upon which the management fee is based, decreased 4.5 percent in the second quarter of 2006 to $1.0 billion. The decline in direct written premiums of the Property and Casualty Group in 2006 reflects the impact of lower average premium written per policy. The decrease in the average premium written per policy is due to rate decreases and a shift to lower priced tiers in our personal lines of insurance. The higher management fee rate in 2006 of 24.75 percent compared to 23.75 percent in 2005 resulted in an increase of $10.2 million more in management fee revenue, or an increase in net income of $.10 per share-diluted, that offset some of the decline generated from the lower direct written premiums for the quarter ended June 30, 2006.

The year-over-year average premium per policy on new business decreased 1.5 percent to $859 in the second quarter of 2006 from $872 in the second quarter of 2005. The year-over-year average premium per policy on renewal business declined 3.4 percent to $1,048 in the second quarter of 2006 while renewal policies in force increased slightly. The year-over-year average personal lines premium per policy decreased 3.9 percent while commercial lines year-over-year average premium per policy decreased 2.4 percent at June 30, 2006. The year-over-year private passenger auto average premium per policy decreased 3.9 percent to $1,140 at June 30, 2006, from $1,186 at June 30, 2005. During the second quarter, policies in force grew .5%, or 20,058 policies, to 3,781,558 at June 30, 2006 compared to growth of 9,851 policies in the second quarter of 2005. The year-over-year policy retention rate for the Property and Casualty Group increased to 89.0 at June 30, 2006, compared to 88.8 at March 31, 2006, and 88.3 at June 30, 2005. To further stimulate policy growth, in July 2006, the Company implemented a $50 bonus to eligible agents for each new to ERIE private passenger auto policy issued.

The Property and Casualty Group has implemented rate reductions resulting in approximately a $27.0 million decrease in written premiums in the second quarter of 2006. Pricing is expected to continue to moderate through the second half of 2006, allowing the Company’s products to be more price competitive. Management estimates that pricing actions approved, contemplated or filed and awaiting approval through 2006, could reduce written premium for the Property and Casualty Group by $65 million through the remainder of the year. The total reduction in written premium from rating actions for the full year 2006 is estimated to be $118.7 million.

Net service agreement revenue increased to $6.5 million for the second quarter of 2006, from $5.4 million for the same period in 2005. Service agreement revenue represents service charges the Company collects from policyholders for providing multiple payment plans on policies written by the Property and Casualty Group. These service charges are fixed dollar amounts per billed installment. Effective for policies renewing on or after January 1, 2006, which are paid in installments, the service charge assessed policyholders increased from $3 to $5 per installment. This per-installment fee increase is contributing to the increase in service agreement revenue, but is being offset somewhat by policyholders changing to billing plans that do not charge fees.

For the six months ended June 30, 2006, the cost of management operations grew by 5.1 percent to $394.9 million compared to $375.8 million for the same period a year ago.
The cost of management operations increased 1.5 percent for the second quarter of 2006 to $201.0 million from $198.1 million during the second quarter of 2005.

Commissions to independent agents, which are the largest component of the cost of management operations, remained consistent when comparing the second quarter of 2006 and 2005. Normal commissions decreased during the quarter, but were offset by higher agent bonus awards.

Non-commission expense increased 5.4 percent in the quarter. Included in non-commission expense are personnel costs, which increased 8.5 percent in the second quarter of 2006. Personnel costs were affected by higher average pay rates and more information technology salaries being absorbed by the company rather than being allocated among affiliated entities. Employee benefit costs increased 1.1 percent in the second quarter of 2006. A curtailment of costs was recognized in the second quarter of 2006, in conjunction with the termination of the retiree health benefit plan, which contributed to the decrease in employee benefit costs of the Company by $1.2 million. Higher 2006 pension costs, which resulted from a change in the discount rate assumption, offset this decrease.

Survey and underwriting costs decreased 5.3 percent in the second quarter, while sales and policy issuance costs increased 1.8 percent. All other operating costs increased 4.4 percent.

Insurance underwriting operations
The Property and Casualty Group’s adjusted statutory combined ratio was 92.3 percent and 82.6 percent for the second quarters of 2006 and 2005, respectively. The adjusted statutory combined ratio of the Property and Casualty Group was 87.2 percent and 82.0 percent for the six months ended June 30, 2006 and 2005, respectively. Catastrophe losses contributed 5.8 points and 0.4 points to the adjusted statutory combined ratio in the second quarter of 2006 and 2005, respectively.

The GAAP combined ratio for the Erie Indemnity Company was 99.4 in the second quarter 2006 compared to 90.9 for the same period in 2005. The Company’s insurance underwriting operations recorded an underwriting gain of $0.3 million in the second quarter of 2006, compared to a $4.9 million underwriting gain in the second quarter of 2005. During the second quarters 2006 and 2005, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $3.2 million and $0.2 million, respectively, and contributed 5.9 points and 0.4 points to the GAAP combined ratio, respectively. During the second quarter of 2006, the Property and Casualty Group also recorded $32.5 million in reserves related to catastrophe losses. The Company’s share of this reserve strengthening during the second quarter 2006 was $1.8 million, contributing 3.3 points to the GAAP combined ratio. This reserve is not included in our recorded catastrophe loss total.

The Company’s 5.5 percent share of the Property and Casualty Group’s development of prior accident year losses also contributed to an increase in the combined ratio in the second quarter of 2006 compared to 2005. The Company’s share of prior accident year loss development was an adverse impact of $0.1 million in the second quarter of 2006 compared to favorable development of $1.2 million in the second quarter of 2005. Development of prior accident years, excluding salvage and subrogation recoveries, contributed 0.3 points to the combined ratio in the second quarter of 2006 compared to favorable development, which improved the Company’s combined ratio by 2.3 points in the second quarter of 2005.

Included in the prior accident year loss development is pre-1986 automobile catastrophic injury reserve strengthening of $1.4 million. The strengthening of certain other catastrophic injury reserves in the second quarter of 2006 was due to escalating pharmaceutical costs and a deterioration in the health of certain claimants.

Investment operations
Net revenue from investment operations decreased 37.7 percent to $29.5 million from $47.3 million for the second quarters of 2006 and 2005, respectively. Net realized losses on investments totaled $0.6 million compared to a net realized gain of $9.2 million in the prior year’s second quarter. Included in net realized losses on investments are impairment charges of $1.3 million and $1.0 million on equity securities in the second quarter of 2006 and 2005, respectively. Net investment income, which decreased 8.4 percent in the second quarter of 2006, primarily includes interest and dividends on the Company’s fixed maturity and equity security portfolios. The Company continued to repurchase shares of its common stock under its stock repurchase program, which lowered the cash available for other investments.

Private equity and mezzanine debt limited partnerships generated earnings of $9.6 million and $12.9 million for the quarters ended June 30, 2006 and 2005, respectively. Real estate limited partnerships generated earnings of $4.5 million and $7.7 million in the second quarters of 2006 and 2005, respectively. Beginning in the second quarter of 2005, limited partnership market value adjustments were recorded to the equity in earnings of limited partnerships in the Consolidated Statements of Operations. In the second quarter of 2005 such market value adjustments contributed $14.2 million to the total earnings in limited partnerships of which $9.4 million related to years prior to 2005. Prior to the second quarter of 2005, the unrealized market adjustments were recorded as a component of shareholders’ equity.

Erie Insurance Exchange completed its tender offer and following short-form merger for all of the publicly held outstanding common stock of Erie Family Life (EFL) during the second quarter of 2006. The Exchange acquired the balance of EFL’s common stock at $32.00 per share, increasing its ownership percentage from 53.5 percent to 78.4 percent of the outstanding common stock of EFL at June 30, 2006. The aggregate consideration paid by the Exchange for the outstanding EFL shares was $75.2 million. The Company’s 21.6 percent stake in EFL was unaffected by this transaction.

During the second quarter of 2006, the Company repurchased 2,891,565 shares of its outstanding Class A common stock in conjunction with the continuation of the stock repurchase plan that was authorized in February 2006. The shares were purchased at a total cost of $159.3 million. This included the repurchase of shares as a result of the Company’s definitive agreement with the Black Interests Limited Partnership. In February 2006, the Company’s Board approved a continuation of the current stock repurchase program, allowing the Company to repurchase an additional $250 million of its Class A common stock through December 31, 2009. At June 30, 2006 the company had about $147 million in outstanding repurchase authority under this program.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.